Exhibit 99.1
White Electronic Designs Corporation Reports Financial Results
For the Third Quarter of Fiscal Year 2008
For Immediate Release

Contact:
	Hamid Shokrgozar	Lytham Partners, LLC
Chairman and CEO
	White Electronic Designs Corporation	Joe Diaz, Joe Dorame, Robert Blum
	(602) 437-1520	(602)889-9700
	hamid@wedc.com	diaz@lythampartners.com
Phoenix, AZ – August 7, 2008 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the third quarter, and the first nine months of fiscal year 2008 ended June 28, 2008.
Net sales for the third quarter of fiscal 2008 were $19.6 million compared to $21.5 million in the third quarter last year. Loss from continuing operations for the three months ended June 28, 2008 was $1.5 million, or $0.07 per diluted share. The third quarter results were adversely impacted by a $3.5 million, or $0.16 per share, non-cash write-down of goodwill and $0.2 million, or $0.01 per share, in severance costs related to our cost reduction efforts at our display reporting unit. Income from continuing operations was $1.8 million, or $0.07 per diluted share, in the third quarter of fiscal 2007.
The slowing economy has affected the demand from our convertible and tablet PC customers at our display reporting unit and there is limited visibility as to when a recovery may be anticipated. As a result of these indicators of impairment found in the third quarter of fiscal 2008, we performed a test for impairment under SFAS 142, Goodwill and Other Intangible Assets, and it was determined that the goodwill was fully impaired. Accordingly, we wrote down the remaining $3.5 million of goodwill related to this reporting unit in the display segment.
Revenues for military/industrial microelectronic products during the quarter increased 9% to $13.7 million compared to $12.6 million in the third quarter of fiscal year 2007. Included in the third quarter revenue was $4.0 million related to Anti-Tamper (AT) technology products. The increase is primarily due to the shipment of orders received in recent quarters.
Military/industrial sales in the display segment were $2.8 million for the three months ended June 28, 2008, consistent with the $2.8 million for the three months ended June 30, 2007.
Commercial sales in the display segment were $3.2 million for the three months ended June 28, 2008, a decrease of $2.8 million, or 47%, from $6.0 million for the three months ended June 30, 2007.
Net sales were $58.2 million for the first nine months of fiscal 2008 compared to $56.1 million in the first nine months of fiscal 2007. Income from continuing operations for the nine months ended June 28, 2008 was $0.5 million, or $0.02, per diluted share. The Company’s nine months results for 2008 were adversely impacted by the $3.5 million, or $0.16 per share, non-cash write-down of goodwill and $0.2 million, or $0.01 per share, in severance costs related to our cost reduction efforts at our display reporting unit. Income from continuing operations was $3.5 million, or $0.15 per diluted share, for the first nine months of fiscal 2007.

“We are refocusing our business, having discontinued certain operations that are not part of our core business, in order to drive continued future profitability and enhanced shareholder value. We believe that our resources, engineering expertise and our research and development capabilities can be more efficiently utilized in the military market,” said Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation. “Revenues in the military microelectronics business continued to exhibit consistent growth during the third quarter, with revenues up 9% over the comparable quarter a year ago. We are also pleased that the growth in this market has been consistent and indications point to a continuation of this trend going forward.”
Mr. Shokrgozar continued, “We continue to experience consistent bookings from our military customers and expect this trend to continue for the remainder of the fiscal year. New military microelectronic segment orders received during the quarter totaled $10.1 million. Our backlog as of June 28, 2008 for the military microelectronic segment was solid at $31.6 million.
“We are pleased to show improvement in gross margins during the quarter to 37% from 35% when compared to the same period of fiscal year 2007. As a corporation with a strong cash position - approaching $50 million — no debt and an increasingly more focused company, we look to the future with increased confidence,” concluded Mr. Shokrgozar.
The Company’s balance sheet remains strong as we have generated $1.2 million in cash since the end of fiscal 2007, while at the same time repurchasing $3.2 million of our common stock during the year. Our inventory levels have decreased $2.0 million and we invested $2.6 million in new equipment, $2.3 million of which was attributable to the microelectronic segment.
On April 2, 2008, the Company announced the planned disposal of the Interface Electronics Division (“IED”) and the commercial microelectronic product lines. The decision resulted from an effort to streamline the Company’s businesses to focus on product lines where the Company has superior technical knowledge, specialized manufacturing capabilities and an ongoing commitment to research and development. We believe this course of action will increase shareholder value and allow us to focus on growing our business both organically and through other alternatives, including potential acquisitions. As a result of our decision to dispose of these product lines, we have accounted for them as discontinued operations. All prior periods have been reclassified to conform to the current period presentation.
In connection with this disposal, we recorded and paid out approximately $0.2 million in severance and retention costs in the third quarter of fiscal 2008. Based on market factors and the consideration being discussed in connection with the disposal of the product lines, we recorded a non-cash, pre-tax impairment charge of approximately $3.5 million in the second quarter of fiscal 2008 related to the customer relationship and existing technology intangibles of these reporting units and a write-down of inventory. After further market analysis and in light of declining economic factors, we recorded an additional non-cash, pre-tax charge of $1.1 million related to fixed assets and inventory during the third quarter of fiscal 2008.
Including the above charges, net loss for the third quarter of fiscal 2008 was $2.0 million, or $0.09 per diluted share, compared with net income of $1.4 million, or $0.06 per diluted share, in the third quarter of fiscal 2007.
Including the noted charges in connection with the disposal of the product lines, the Company reported a net loss for the nine months ended June 28, 2008 of $3.4 million, or $0.15 per diluted share, compared with net income of $2.8 million, or $0.11 per diluted share, for the nine months ended June 30, 2007.

Key Microelectronic segment awards during the quarter included:
•	Received continuous follow-on orders of over $0.5 million to provide multi-chip modules for the European Fighter Aircraft.

•	Received approximately $0.6 million of sustaining business interest and development of AT applications in conjunction with GPS receivers that are included on large-scale defense programs.

•	Received multiple orders totaling over $8.0 million for contracts to provide various military grade multichip modules for major programs.
Key Display segment awards during the quarter included:
•	Received follow-on display enhancement orders totaling over $1.3 million for rugged display enhancement applications for transportation, commercial avionics and medical applications.

•	Received multiple follow-on electromechanical and interface related product orders for various military applications totaling approximately $1.6 million.
Listed below are our fiscal 2008 strategic initiatives and an update for each:
•	Pursuit of Circuit Card Assembly (“CCA”) for military customers. Update: As previously disclosed, we have finalized the layout of a complete GPS receiver, including RF, power supplies, and signal conditioning. We have also recently acquired additional equipment which now gives us four high-end SMT lines. The original $0.8 million pre-production order for the delivery of prototypes of a complete CCA for use in a GPS communications receiver, which was received in fiscal year 2007, has been completed and field tests were positive. The design of the second phase of this program has also finished and pre-production is scheduled for completion in the first quarter of fiscal 2009. During the quarter we secured the first release of a complete GPS receiver build as well as an order for a very small form factor GPS receiver for radio applications for delivery in fiscal 2009 and beyond. We will continue our efforts to create CCA manufacturing partnerships with additional customers.

•	Next generation Anti-Tamper (“AT”) technology. Update: The new coating process has passed the required qualification procedures and is expected to become part of the production process in the first or second quarter of fiscal 2009. Meanwhile, we continue to secure AT based production orders using our existing technology.

•	Next generation display enhancement technology, Max-Vu™ II technology. Update: During the quarter we began pilot production and process validation with a high volume customer. Due to a lower cost structure, we believe we will be able to penetrate markets not previously served by our Max-Vu™ I process. We estimate that the new Max-Vu™ II process will be part of the production process by the first quarter of fiscal year 2009. We continue to work with new customers to expand promotion of this technology into new industries requiring optically bonded displays. However, the softness in the marketplace may delay new opportunities.

•	Fully integrated Touch Panel display products. Update: We continue to demonstrate sunlight readable (“SR”) display systems with integrated touch sensors to customers. We have developed SR touch prototypes for several leading PC manufacturers and have qualified a sensor-bonded LCD for one of these manufacturers. These displays have very low reflectance while retaining excellent brightness, enabling their use in very high brightness environments. By utilizing our Max-Vu™ optical bonding process, the clarity and contrast of these display systems are excellent and the stiffness and strength of the display system are substantially enhanced, increasing the ruggedness of the display and the quality of the touch or pen feel when using the touch sensor. We anticipate future orders from these demonstrations, samples and prototypes. However, the softness in the marketplace may delay new opportunities.

•	Continue the stock repurchase program. Update: In April 2008, we announced our third repurchase program to acquire up to an additional 10%, or approximately 2.2 million shares, of the Company’s common stock. The duration of the program is twenty-four months and any purchases will be funded from our cash balances and operating cash flows. The timing and amount of any purchases under this program will depend on market conditions and corporate and regulatory considerations. During the quarter we purchased 13,179 shares at an average price of $4.73 per share.

•	Pursuing strategic alternatives. Update: We believe our current decision to dispose of our IED and commercial microelectronics product lines will increase shareholder value. We will continue to evaluate various strategic alternatives to further increase shareholder value. This includes mergers and/or acquisitions that we believe could expand and augment our existing businesses, and other related activities.
Conference Call
The Company will conduct a conference call to review the results of the quarter today at 4:30 p.m. ET. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 291720 for 7 days following the call. A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=132266. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White

Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include our expectations that we will achieve growth in fiscal 2008 and that the bulk of such growth will occur in the second half of the fiscal year; that we will achieve military microelectronics sales growth for the balance of fiscal 2008; that financial results in the coming quarters will benefit as a result of our backlog and improved bookings; that our bookings in the quarter will translate into future sales; that the pre-production of the second phase of our CCA program for military customers will be completed in the first quarter of fiscal 2009; that the new coating process of our next generation AT technology is expected to become part of the production process in the first or second quarter of fiscal 2009; that we will be able to penetrate markets not previously served by our Max-Vu™ I process; that the Max-Vu ™II process will be part of our production process by the first quarter of fiscal year 2009; that future orders will be received as a result of demonstrations, samples and prototypes of our Touch Panel display products; that the Company will realize its estimated value of the discontinued operations; that the Company will make repurchases of its common stock pursuant to its current repurchase program; and that the Company will achieve the strategic alternatives that it is pursuing. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in to the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 under the heading “Item 1A Risk Factors” and in subsequent quarterly filings on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.
Financial Tables on Following Pages

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 28,	September 29,
	2008	2007
ASSETS

Current Assets
Cash and cash equivalents	$49,816	$48,652
Accounts receivable, less allowance for doubtful accounts of $218 and $223	12,136	13,200
Inventories	20,896	22,919
Prepaid expenses and other current assets	3,116	723
Deferred income taxes	4,026	2,767
Assets held for sale	9,141	13,835

Total Current Assets	99,131	102,096

Property, plant and equipment, net	10,936	10,685
Deferred income taxes	1,602	2,104
Goodwill	1,764	5,306
Other assets	117	118
Assets held for sale	987	4,470

Total Assets	$114,537	$124,779

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,527	$4,385
Accrued salaries and benefits	1,570	1,155
Other accrued expenses	1,833	2,447
Deferred revenue	5,141	4,736
Liabilities related to assets held for sale	1,612	3,142

Total Current Liabilities	12,683	15,865

Accrued pension liability	210	271
Other liabilities	1,031	1,222
Liabilities related to assets held for sale	34	1,049

Total Liabilities	13,958	18,407

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,899,651 and 24,841,586 shares issued	2,490	2,484
Treasury stock, 2,464,371 and 1,828,412 shares, at par	(246)	(183)
Additional paid-in capital	81,372	83,787
Retained earnings	16,871	20,228
Accumulated other comprehensive income	92	56

Total Shareholders’ Equity	100,579	106,372

Total Liabilities and Shareholders’ Equity	$114,537	$124,779

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$19,648	$21,464	$58,187	$56,130
Cost of sales	12,399	13,963	37,871	36,536

Gross profit	7,249	7,501	20,316	19,594

Operating expenses:
Selling, general and administrative	4,496	4,248	13,113	12,651
Research and development	1,530	1,154	4,239	3,669
Goodwill impairment	3,542	—	3,542	—

Total operating expenses	9,568	5,402	20,894	16,320

Operating income (loss)	(2,319)	2,099	(578)	3,274
Interest income	242	590	1,267	1,892

Income (loss) from continuing operations before income taxes	(2,077)	2,689	689	5,166
(Provision for) benefit from income taxes	610	(918)	(187)	(1,623)

Income (loss) from continuing operations	(1,467)	1,771	502	3,543

Discontinued operations:
Income (loss) from discontinued operations, net of tax	224	(385)	(840)	(784)
Loss on sale of discontinued operations, net of tax	(786)	—	(3,019)	—

Loss from discontinued operations	(562)	(385)	(3,859)	(784)

Net income (loss)	$(2,029)	$1,386	$(3,357)	$2,759

Income (loss) from continuing operations per common share:
Basic	$(0.07)	$0.08	$0.02	$0.15

Diluted	$(0.07)	$0.07	$0.02	$0.15

Loss from discontinued operations per common share:
Basic	$(0.03)	$(0.02)	$(0.17)	$(0.03)

Diluted	$(0.03)	$(0.02)	$(0.17)	$(0.03)

Net income (loss) per common share:
Basic	$(0.09)	$0.06	$(0.15)	$0.12

Diluted	$(0.09)	$0.06	$(0.15)	$0.11

Weighted average number of common shares and equivalents:
Basic	22,440,431	23,554,531	22,525,069	23,630,584
Diluted	22,440,431	23,970,142	22,866,801	24,112,875